Exhibit 99.1
CONSOL Energy Announces Results for the First Quarter 2018

CANONSBURG, PA (May 3, 2018) - CONSOL Energy Inc. (NYSE: CEIX) today reported financial and operating results for the quarter ended March 31, 2018.

First Quarter 2018 Highlights

Highlights of the CEIX first quarter 20181 results include:

•	Net income and cash flow from operations of $71.0 million and $115.7 million, respectively;

•	Total dilutive earnings per share of $2.20;

•	Adjusted EBITDA[2] of $150.3 million - raised guidance by 8%[3];

•	Organic free cash flow net to CEIX shareholders[2] of $88.2 million;

•	Reduced outstanding debt and equity by $26.0 million and approximately $1.3 million, respectively;

•	Total net leverage ratio[2] reduced to 2.0x compared to 2.4x at the end of the fourth quarter of 2017;

•	2018 cash spending expected to be reduced by approximately $10.0 million through lease conversions;

•	Expect to invest approximately $20.0 million through 2019 in efficiency improvement capital spending.

Management Comments

“We delivered very strong operational and financial performance as we completed our first full quarter as an independent public company" said Jimmy Brock, Chief Executive Officer of CONSOL Energy Inc. “We outperformed most of our key guidance metrics and generated significant free cash flow, which gave us the confidence to accelerate de-leveraging as well as initiate modest stock buybacks earlier than expected. We strongly believe that our equity and debt are currently undervalued in the market place; therefore, we deployed some of our free cash flow to opportunistically repurchase portions of every category of our debt and equity that were issued or distributed in November 2017 as part of the spin-off process. We will remain return-driven in the deployment of our capital. On the operational front, the strong quarterly performance was driven by record production out of our Bailey mine and by improved coal prices in the domestic thermal coal markets. This quarter was a testament to our differentiated marketing strategy, which enables us to capture significant pricing upside during peak weather events while delivering consistent volume and pricing performance at other times. Our netback contracts provide asymmetric pricing opportunity that aligns us with the profitability of coal-fired generation in the dispatch curve. The volume consistency and potential for pricing upside associated with these contracts ties well to the low cost structure, scale, and longevity of our mining operations, and thus they are valuable components of our overall sales portfolio. It is also noteworthy that our revenue per ton on traditional domestic contracts was improved compared to the year-ago period as well. Finally, I am pleased to announce that we are increasing our full year adjusted EBITDA guidance to reflect the positive trends in the business. Our priorities for utilizing the improved earnings and cash flow are very clear: (a) de-risk the balance sheet, and (b) grow opportunistically, while improving shareholder returns."

Pennsylvania Mining Complex (PAMC) Review and Outlook

PAMC Sales and Marketing

Our Sales and Marketing team sold 6.6 million tons of coal during the first quarter of 2018 at an average revenue per ton of $52.98 compared to 6.8 million tons at an average revenue per ton of $46.80 in the year-ago period. The improvement was largely driven by greater-than-expected revenue on our netback contracts, which reflected strong PJM West power prices during the quarter. Our revenue per ton also benefited from improved pricing under our non-netback domestic contracts and from continued strength in the export markets. Offsetting these improvements were January winter weather-driven challenges that affected rail and port logistics and limited further upside to shipments.

On the domestic front, heating degree days during the quarter in the Middle Atlantic, South Atlantic, and East North Central regions we serve were approximately 11-23% greater than the year-ago period, but still approximately 3-7% below normal, based on preliminary data. Although the quarter as a whole was still slightly milder than average, the significant improvement in heating demand compared to the year-ago period translated into improved burn at our customers' power plants and helped to further draw down coal inventories. According to the U.S. Energy Information Administration (EIA), inventories at domestic utilities stood at approximately 121 million tons at the end of February, down by approximately 25% from year-ago levels. More importantly, we believe inventories at several of our key Northern Appalachian rail-served power plants now stand below 20 days. This gives us tremendous confidence in our ability to ship all of our contracted coal despite recent softness in natural gas prices. We are greater than 95% contracted for 2018 shipments and are 74% and 26% contracted for 2019 and 2020, respectively, assuming an annual production run rate of 27 million tons. We anticipate that our cost structure and differentiated marketing strategy will allow our customers to stay competitive with natural gas for the foreseeable future.

Furthermore, while Henry Hub spot prices averaged just $3.08/mmBtu during the quarter, the return to more normal winter temperatures helped to boost PJM West day-ahead power prices to an average of $45.31/MWh, marking the highest quarterly average price since the first quarter of 2015. This was due, in part, to the cold weather event in early January, but the month of March also turned in the third-highest monthly PJM West power price ($33.69/MWh) that has been observed in the last 32 months, even though Henry Hub spot prices averaged just $2.69/mmBtu in March. These improvements in power prices boosted average revenue per ton under our netback contracts, as noted above.

Overall, global coal demand growth continues to improve, tying to overall broadening and accelerating economic growth. On the export front, while demand in Europe has modestly softened, growth in India has more than compensated for this. Prior to 2017, our coal moving to India was primarily going into the industrial sector to the brick and cement industries; however, we are now beginning to penetrate into India’s coal-fired power generation sector as well, which has created additional upside for our high calorific value coal. We also expect additional demand improvement from Turkey, pending easing sulfur restrictions. We are seeing improved demand growth around the globe in many more countries. This global demand growth, coupled with a supply side that has experienced minimal investment in recent years, is increasingly creating an imbalance in the international marketplace for coal. In our view, this has created an opportunity for the United States to become an essential piece of the seaborne market rather than a swing supplier.

Additional Details on Export Contract

As previously disclosed, against the strong export backdrop in the fourth quarter of 2017, we succeeded in concluding a multi-year contract for approximately 14 million tons of coal in the export markets with shipments beginning in the second quarter of 2018 and extending through the second quarter of 2020. The contracted volume is comprised of approximately 70% thermal coal and 30% crossover metallurgical coal. Coal prices in the first year of the contract are fixed at the mine and are captured in our current guidance for 2018. For the second year of the contract, the price of coal is collared with an average floor price that is greater than our 2017 average revenue per ton of $45.52. Furthermore, in conjunction with the coal sales agreement, we also entered into a full capacity take-or-pay agreement for the CONSOL Marine Terminal (CMT) with a fixed revenue of approximately $120 million for the same period. These contractual arrangements not only highlight the global attractiveness of our coal production and infrastructure assets but also are a testament to our ability to take advantage of market volatility and de-risk a substantial portion of our revenue at attractive prices.

PAMC Operations Review

PAMC achieved strong first quarter production of 6.7 million tons, which compares to 6.9 million tons in the first quarter of 2017. During the quarter, we benefited from strong production at the Bailey mine, partially offset by a longwall move at the Harvey mine and adverse geological conditions at the Enlow Fork mine. Our Bailey mine produced a record-setting 3.8 million tons in the first quarter, surpassing its previous high mark of 3.5 million tons set in the fourth quarter of 2016.

PAMC shipped 6.6 million tons during the first quarter, compared to 6.8 million tons in the year-ago quarter. While we experienced logistical challenges synchronizing rail and port availability, due to harsh January weather conditions, our Sales and Marketing team was successful in minimizing the overall impact. Total coal revenue for the first quarter came in at $351 million and improved by $34.6 million compared to the year-ago quarter, primarily driven by higher revenue per ton of coal sold. Our average revenue per ton increased to $52.98 from $46.80 in the year-ago quarter largely due to improved average revenue per ton on our netback contracts.

The Company's total costs during the first quarter were $333 million compared to $316 million in the year-ago quarter. However, total PAMC operating costs remained consistent quarter over quarter, increasing $1 million to $234 million in the first quarter from $233 million in the year-ago quarter. PAMC reported average cash cost of coal sold per ton2 of $29.21, compared to $28.75 in the year-ago quarter. This increase was essentially driven by higher royalties and production taxes. Average cash margin per ton sold2 for the first quarter of 2018 expanded by $5.72, or 32%, to $23.77 per ton compared to the year-ago period, driven by higher average revenue per ton.

For the quarter, other costs increased by $8.0 million compared to the year-ago quarter, including approximately $4.8 million in demurrage expense created by the above-mentioned rail and port logistical challenges as well as an increase in costs related to externally purchased coal for blending purposes.

		Three Months Ended
		March 31, 2018	March 31, 2017

Coal Production	million tons	6.7	6.9
Coal Sales	million tons	6.6	6.8
Average Revenue Per Ton	per ton	$52.98	$46.80
Average Cash Costs of Coal Sold[2]	per ton	$29.21	$28.75
Average Cash Margin Per Ton Sold[2]	per ton	$23.77	$18.05

CONSOL Marine Terminal Review

For the first quarter of 2018, throughput volumes out of CMT were 3.5 million tons compared to 3.1 million tons in the year-ago period. Even though throughput volumes were improved, we note that during several periods of significant snow events faced during the quarter, our throughput was impacted by frozen coal in the railcars limiting further upside. For the first quarter, terminal revenue and terminal operating costs were $15.2 million and $5.1 million, respectively, compared to $12.9 million and $5.0 million, respectively, in the year-ago period. Looking forward, we expect the terminal to benefit from the recently-executed export contract, which provides a firm and attractive revenue stream for the next two years.

Reducing Cash Costs and Improving Cost of Capital

During the first quarter, we took advantage of a strong leasing market and bought out one set of longwall shields at our Bailey mine from the operating lease agreement and refinanced it as a capital lease. This strategy allowed us to lower our overall cash spending even after accounting for the interest expense of the lease. In the month of April, we also executed an early buyout option on the Harvey longwall shields, terminated the operating lease and refinanced it as a capital lease. The financing rates on both of these leases are significantly below our weighted average cost of capital, and the transactions are immediately accretive to our cash flows. In aggregate, we expect an approximate $10.0 million reduction in 2018 cash spending as a result of these refinancings. Furthermore, the financing charges on these capital leases are fixed and insulate us from future increases in interest rates.

2018 Guidance and Outlook
Based on our current contracted position, coal market outlook and production forecasts, we are providing the following financial and operating performance targets for 2018:

•	Coal Sales Volumes (100% PAMC) - 26.2-27.2 million tons

•	Average revenue per ton sold - $47.15-$48.75

•	Terminal throughput volume - 12-15 million tons

•	Cash cost of coal sold per ton[3] - $28.50-$30.00

•	Adjusted EBITDA[3] (incl. 100% PAMC) - $370-$430 million

•	Effective tax rate - 10-15%

•	Capital expenditures (incl. 100% PAMC) - $125-$145 million

Condensed Consolidated Statement of Cash Flows
The following table presents a condensed consolidated statement of cash flows for the three months ended March 31, 2018 and 2017 (in thousands):

	Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities:	(Unaudited)	(Unaudited)
Net Income	$70,958	$46,445
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	49,471	52,993
Other Non-Cash Adjustments to Net Income	9,120	(10,133)
Changes in Working Capital	(13,816)	(40,768)
Net Cash Provided by Operating Activities	115,733	48,537
Cash Flows from Investing Activities:
Capital Expenditures	(21,956)	(9,021)
Proceeds from Sales of Assets	393	9,709
Net Cash (Used in) Provided by Investing Activities	(21,563)	688
Cash Flows from Financing Activities:
Net Payments on Long-Term Debt	(27,366)	(4,000)
Distributions to Noncontrolling Interest	(5,587)	(5,467)
Other Financing Activities	(23,477)	(46,431)
Net Cash Used in Financing Activities	(56,430)	(55,898)
Net Increase (Decrease) in Cash	$37,740	$(6,673)

First Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the first quarter of 2018 financial and operational results, is scheduled for May 3, 2018 at 10:00 AM ET. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.consolenergy.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-855-656-0928
Participant international dial in        1-412-902-4112

Availability of Additional Information

Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.consolenergy.com.

We have also filed our Form 10-Q with the Securities and Exchange Commission (SEC) in conjunction with this earnings release. Investors seeking our detailed financial statements can refer to the Form 10-Q.

1The results reflect predecessor performance prior to November 29, 2017, and CONSOL Energy Inc. performance after that date.
2"Adjusted EBITDA", "Organic free cash flow net to CEIX shareholders" and "Net Leverage Ratio" are non-GAAP financial measures and "Cash cost of coal sold per ton, "Average cash margin per ton sold", & "Cost of coal sold per ton" are operating ratios derived from non-GAAP financial measures, each of which are reconciled to GAAP financial measures below, under the caption “Reconciliation of Non-GAAP Financial Measures."
3CEIX is unable to provide a reconciliation of Adjusted EBITDA guidance to net income, the most comparable financial measure calculated in accordance with GAAP, nor a reconciliation of cash cost of coal sold per ton, an operating ratio derived from non-GAAP financial measures, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Energy Inc.

CONSOL Energy Inc. (NYSE: CEIX) is a Canonsburg, Pennsylvania-based producer and exporter of high-Btu bituminous thermal and crossover metallurgical coal. It owns and operates some of the most productive longwall mining operations in the Northern Appalachian Basin. Our flagship operation is the Pennsylvania Mining Complex, which has the capacity to produce approximately 28.5 million tons of coal per year and is comprised of 3 large-scale underground mines: Bailey, Enlow Fork, and Harvey. The company also owns and operates the CONSOL Marine Terminal, which is located in the port of Baltimore and has a throughput capacity of approximately 15 million tons per year. In addition to the ~736 million reserve tons associated with the Pennsylvania Mining Complex, the company also controls approximately 1.6 billion tons of greenfield thermal and metallurgical coal reserves located in the major coal-producing basins of the eastern United States. Additional information regarding CONSOL Energy may be found at www.consolenergy.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 485-3133
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 485-4017
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis. Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs. Our costs exclude any indirect costs, such as selling, general and administrative costs, freight expenses, interest expenses and other costs not directly attributable to the production of coal. The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cost of coal sold per ton, less depreciation, depletion and amortization. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) plus income taxes, net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards. The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

We define leverage ratio as the ratio of net debt to the last twelve months' (LTM) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis, for each of the periods indicated (in thousands).

	Three Months Ended March 31,
	2018	2017
Total Costs and Expenses	$333,115	$316,370
Freight Expense	(17,887)	(12,282)
Selling, General and Administrative Costs	(13,484)	(17,079)
Loss on Debt Extinguishment	(1,426)	—
Interest Expense	(21,045)	(4,022)
Other Costs (Non-Production)	(36,758)	(36,434)
Depreciation, Depletion and Amortization (Non-Production)	(8,375)	(13,107)
Cost of Coal Sold	$234,140	$233,446
Depreciation, Depletion and Amortization (Production)	(41,096)	(39,886)
Cash Cost of Coal Sold	$193,044	$193,560

The following table presents a reconciliation of average cash margin per ton for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended March 31,
	2018	2017
Total Coal Revenue	$351,009	$316,448
Operating and Other Costs	229,802	229,994
Less: Other Costs (Non-Production)	(36,758)	(36,434)
Total Cash Cost of Coal Sold	193,044	193,560
Depreciation, Depletion and Amortization	49,471	52,993
Less: Depreciation, Depletion and Amortization (Non-Production)	(8,375)	(13,107)
Total Cost of Coal Sold	$234,140	$233,446
Total Tons Sold (in millions)	6.6	6.8
Average Revenue per Ton Sold	$52.98	$46.80
Average Cash Cost per Ton Sold	29.21	28.75
Depreciation, Depletion and Amortization Costs per Ton Sold	6.13	5.77
Average Cost per Ton Sold	35.34	34.52
Average Margin per Ton Sold	17.64	12.28
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.13	5.77
Average Cash Margin per Ton Sold	$23.77	$18.05

The following table presents a reconciliation of net income (loss) to adjusted EBITDA, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

	Three Months Ended March 31,
	2018	2018	2018	2017
Dollars in thousands	PA Mining Complex	Other	Total Company	Total Company
Net Income (Loss)	$98,480	$(27,522)	$70,958	$46,445

Add: Income Tax Expense	—	6,185	6,185	9,406
Add: Interest Expense, net	—	21,045	21,045	4,022
Less: Interest Income	—	(601)	(601)	(590)
Earnings Before Interest & Taxes (EBIT)	98,480	(893)	97,587	59,283

Add: Depreciation, Depletion & Amortization	43,257	6,214	49,471	52,993

Earnings Before Interest, Taxes and DD&A (EBITDA)	$141,737	$5,321	$147,058	$112,276

Adjustments:
Stock/Unit-Based Compensation	$1,701	$146	$1,847	$3,760
Loss on Debt Extinguishment	—	1,426	1,426	—
Total Pre-tax Adjustments	1,701	1,572	3,273	3,760

Adjusted EBITDA	$143,438	$6,893	$150,331	$116,036

Less: Adjusted EBITDA Attributable to Noncontrolling Interest	13,686	—	13,686	11,590

Adjusted EBITDA Attributable to CONSOL Energy Inc. Shareholders	$129,752	$6,893	$136,645	$104,446

The following table presents a reconciliation of net leverage ratio (in thousands).

	Twelve Months Ended	Twelve Months Ended
	March 31, 2018	December 31, 2017
Net Income	$107,082	$82,569
Plus:
Interest Expense	43,121	26,098
Depreciation, Depletion and Amortization	168,480	172,002
Income Taxes	84,007	87,228
Stock/Unit-Based Compensation	20,172	22,085
CCR Adjusted EBITDA per Credit Agreement	(108,649)	(100,805)
Cash Distributions from CONSOL Coal Resources LP	34,686	34,509
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	(1,724)	407
Other Adjustments to Net Income	193	(5,216)
Consolidated EBITDA per Credit Agreement	$347,368	$318,877

Consolidated First Lien Debt	$504,092	$503,949
Senior Secured Second Lien Notes	290,000	300,000
MEDCO Revenue Bonds	102,865	102,865
Advance Royalty Commitments	2,085	2,085
Consolidated Indebtedness per Credit Agreement	899,042	908,899
Less:
Advance Royalty Commitments	2,085	2,085
Cash on Hand	190,971	152,446
Consolidated Net Indebtedness per Credit Agreement	$705,986	$754,368

Net Leverage Ratio (Net Indebtedness/EBITDA)	2.0	2.4

Free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders are non-GAAP financial measures. Management believes that these measures are meaningful to investors because management reviews cash flows generated from operations and non-core asset sales after taking into consideration capital expenditures due to the fact that these expenditures are considered necessary to maintain and expand CONSOL’s asset base and are expected to generate future cash flows from operations. It is important to note that free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders do not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The following tables present a reconciliation of free cash flow, organic free cash flow and organic free cash flow net to CEIX shareholders to net cash provided by operations, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.

Organic Free Cash Flow	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net Cash Provided by Operations	$115,733	$48,537
Capital Expenditures	(21,956)	(9,021)
Organic Free Cash Flow	$93,777	$39,516

Distributions to Noncontrolling Interest	(5,587)	(5,467)
Organic Free Cash Flow Net to CEIX Shareholders	$88,190	$34,049

Free Cash Flow	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net Cash Provided by Operating Activities	$115,733	$48,537

Capital Expenditures	(21,956)	(9,021)
Proceeds from Sales of Assets	393	9,709
Free Cash Flow	$94,170	$49,225
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: whether the operational, strategic and other benefits of the separation can be achieved; whether the costs and expenses of the separation can be controlled within expectations; deterioration in economic conditions in any of the industries in which our customers operate may decrease demand for our products, impair our ability to collect customer receivables and impair our ability to access capital; volatility and wide fluctuation in coal prices based upon a number of factors beyond our control including oversupply relative to the demand available for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our coal affecting our operating results and cash flows; the risk of our debt agreements, our debt and changes in interest rates affecting our operating results and cash flows; the effect of our affiliated company credit agreement on our cash flows; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; our customers extending existing contracts or entering into new long-term contracts for coal on favorable terms; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; our inability to acquire additional coal reserves and other assets; our inability to control the timing of divestitures and whether they provide their anticipated benefits; the availability and reliability of transportation facilities and other systems, disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal to market and fluctuations in transportation costs; a loss of our competitive position because of the competitive nature of coal industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for coal; the risks inherent in coal operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, delays in moving out longwall equipment, railroad derailments, security breaches or terroristic acts and other hazards, timing of completion of significant construction or repair of equipment, fires, explosions, seismic activities, accidents and weather conditions which could impact financial results; decreases in the availability of, or increases in, the price of commodities or capital equipment used in our coal mining operations; obtaining, maintaining and renewing governmental permits and approvals for our coal operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down our operations; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal operations; the effects of mine closing, reclamation and certain other liabilities; defects in our chain of title for our undeveloped reserves or failure to acquire additional property to perfect our title to coal rights; uncertainties in estimating our economically recoverable coal reserves; the outcomes of various legal proceedings, including those which are more fully described herein; exposure to employee-related long-term liabilities; failure by Murray Energy to satisfy certain liabilities it acquired from CNX Resources Corporation (“ParentCo”), or failure to perform its obligations under various arrangements, which ParentCo guaranteed and for which we have indemnification obligations to ParentCo; information theft, data corruption, operational disruption and/or financial loss resulting from a terrorist attack or cyber incident; operating in a single geographic area; certain provisions in our multi-year coal sales contracts may provide limited protection during adverse economic conditions, and may result in economic penalties or permit the customer to terminate the contract; the majority of our common units in CONSOL Coal Resources LP are subordinated, and we may not receive distributions from CONSOL Coal Resources LP; the potential failure to retain and attract skilled personnel of CEIX; the impact of the separation and the distribution and risks relating to CEIX's ability to operate effectively as an independent, publicly traded company, including various costs associated with operation, and any difficulties associated with enhancing our accounting systems and internal controls and complying with financial reporting requirements; unfavorable terms in our separation from ParentCo, related agreements and other transactions and CEIX’s agreement to provide certain indemnification to ParentCo following the separation; any failure of CEIX’s customers, prospective customers, suppliers or other companies with whom CEIX conducts business to be satisfied with CEIX’s financial stability, or CEIX’s failure to obtain any consents that may be required under existing contracts and other arrangements with third parties; a determination by the IRS that the distribution or certain related transactions should be treated as a taxable transaction; CEIX’s ability to engage in desirable strategic or capital-raising transactions after the separation; the existence of any actual or potential conflicts of interest of CEIX’s directors or officers because of their equity ownership in ParentCo following the separation and distribution; exposure to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements as a result of the separation and related transactions; uncertainty with respect to CEIX’s common stock, including as to whether an active trading market will develop for the CEIX’s common stock, potential stock price volatility and future dilution; the existence of certain anti-takeover provisions in our governance documents, which could prevent or delay an acquisition of CEIX and negatively impact the trading price of CEIX’s common stock; and other unforeseen factors.

The above list of factors is not exhaustive or necessarily in order of importance. Additional information concerning factors that could cause actual results to differ materially from those in forward-looking statements include those discussed under “Risk Factors” in our filings with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release and CEIX disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.